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                          SECURITIES AND EXCHANGE COMMISSION

                              Washington,  D.C.   20549


                                       FORM 8-K


                                    CURRENT REPORT


                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

                  Date of Report (Date of earliest event reported):
                                    April 20, 1998


                               INTERWEST BANCORP, INC.


                (Exact name of registrant as specified in its charter)


                                      WASHINGTON
                    (State or other jurisdiction of incorporation)


                 0-26632                                    91-1691216
  ---------------------------------            ---------------------------------
       (Commission File Number)                 IRS Employer Identification No.


                               275 S.E. Kittitas Way
                                Oak Harbor, WA 98227
                       (Address of principal executive offices)  (zip code)


         Registrant's telephone number, including area code: (360) 679-4181

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ITEM 5 - OTHER EVENTS

     On April 20, 1998, InterWest Bancorp, Inc., Oak Harbor, Washington ("InterWest") entered into a definitive agreement (the "Agreement") with Kittitas Valley Bancorp, Inc. ("Kittitas") and its wholly owned subsidiary, Kittitas Valley Bank, N.A. ("Bank"). Under the terms of the Agreement, the Bank will be reorganized as a separate banking subsidiary of InterWest.

     The Agreement provides that shareholders of Kittitas may elect to receive for each share of Kittitas common stock either 1.714 shares of InterWest common stock, $72.00 in cash, or a combination of stock and cash for their shares of Kittitas common stock held. The aggregate value of the consideration to be paid, based on InterWest's stock price of $42.75 on April 20th, is approximately $13.0 million, not including the value of outstanding stock options.

     In connection with the acquisition, InterWest and Kittitas entered into a Stock Option Agreement dated April 20, 1998 ("Option Agreement") whereby Kittitas granted InterWest an option to purchase 19.9% of Kittitas's common stock at a price of $50.00 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Kittitas's assets and/or voting control to third parties.


     Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of Kittitas. For information regarding the terms of the proposed transaction, reference is made to the Agreement, Option Agreement and the press release dated April 20, 1998, which are attached hereto as Exhibits 2, 10 and 99, respectively, and incorporated herein by reference.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements - not applicable.

     (b)  Pro forma financial information - not applicable.

     (c)  Exhibits:

          2    Agreement and Plan of Merger dated April 20, 1998

          10   Stock Option Agreement dated April 20, 1998

          99   Press Release issued by InterWest, dated April 20, 1998


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                                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:    April 20, 1998


                              INTERWEST BANCORP, INC.



                              By   /s/ Stephen M. Walden
                                ----------------------------------
                                   Stephen M. Walden
                                   President and Chief Executive Officer


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